Exhibit 99.1

Aqua Metals Provides Second Quarter 2016 Corporate Update

Management to Host Call and Webinar Today at 8:30 a.m. Pacific Time

ALAMEDA, Calif., August 10, 2016 - Aqua Metals, Inc. (NASDAQ: AQMS), which is commercializing a non-polluting electrochemical lead recycling technology called AquaRefining™, has provided a corporate update and announced results for the second quarter ended June 30, 2016.

Management Commentary

“Our key focus has remained on commercializing the world’s first AquaRefinery, which is now largely complete,” said Dr. Stephen Clarke, Chairman and CEO of Aqua Metals. “We have secured all necessary permits and are now moving into testing of essential systems and equipment, which is the last step before initial production commences.

“We’re quickly approaching a meaningful inflection as we bring our first facility online and begin producing lead early in the fourth quarter of 2016. Most importantly, we remain on track to reach full scale capacity of 80 metric tons of lead output per day by the end of 2016.”

Dr. Clarke, continued: “We have also concentrated on deepening our strategic relationships with key partners, such as Wirtz Manufacturing, Interstate Batteries and Battery Systems, Inc., while advancing discussions with other major players throughout the industry who have recognized our potential to revolutionize the $22 billion lead market. These players include lead-acid battery recyclers, distributors, manufacturers and end users that are interested in supplementing, and in some cases, replacing conventional recycling and smelting operations altogether. Taken together, we are well positioned to rapidly gain market share upon the successful launch of our first facility and look forward to driving further value for shareholders.”

2016 Milestone Update

•	Building completed and occupied
•	Installation of all key systems, including battery breaking, separation, desulphurization, ingot production and environmental systems
•	Four AquaRefining modules shipped and in place and 12 currently in production
•	All necessary permits are in place – establishing important precedents that should accelerate roll-out
•	Commissioning and testing for all key equipment to be completed with initial production commencing in October
•	Lead production projected to scale quickly during the fourth quarter, reaching 80 metric tons per day by the of 2016
•	Successfully received a $10.0 million investment from Interstate Batteries and signed a strategic feedstock agreement for used lead-acid batteries

•	A substantial majority of U.S. battery producers have visited our facility and expressed interest in AquaRefining
•	Generating strong interest from additional potential strategic partners
•	Received strong interest from debt and other non-diluting sources of capital

Corporate Update

In July, the Company held a successful grand opening ceremony at its TRIC AquaRefinery which was attended by over 200 people, including investors, strategic partners, industry participants, key employees and government officials. The tour highlighted the installed equipment and processing lines, while enabling discussions with key personnel about how the production facility and the supply chain will proceed.

Construction of the recycling facility, located on 11.7 acres in the TRIC in McCarran, Nevada, is largely complete and is now moving into the commissioning and testing phase to ensure the facility is able to rapidly and efficiently scale.

As a result of pursuing certain enhancements to the facility that the company announced in May, initial lead production will commence early in the fourth quarter of 2016; however, production will ramp quickly and plans to reach full capacity of 80 metric tons per day by the end of 2016 remain on track. Recent images of the facility will be included in the conference call presentation that accompanies this release.

Aqua Metals plans to expand to 160 metric tons of lead per day by 2018 at the TRIC AquaRefinery. The facility was specifically designed to enable this expansion.

In February, the Company moved into the tenant-improved office area of its new global headquarters and manufacturing facility in Alameda, California. The manufacturing facility has already assembled and tested six modules, four of which are in place at the TRIC AquaRefinery. The Company currently has the physical capacity to produce 160 modules annually, or enough to support 10 AquaRefineries the size of the TRIC AquaRefinery. Providing AquaRefining technology and equipment on a fully serviced licensing model is the next stage of the Company’s duel business model, and the first module deliveries to third parties are expected in the third quarter of 2017.

Aqua Metals is also in advanced planning stages for a second facility, and is working on supply, offtake and financing options. The Company plans to build additional regional AquaRefining facilities that will be strategically located near battery manufacturers and distributors, as well as existing battery recycling facilities globally, thereby significantly reducing logistics costs. Subject to the availability of the required capital, the Company plans to operate facilities that will generate the equivalent of ~800 metric tons of lead output day.

In May, the Company signed definitive agreements with Interstate Batteries, the No. 1 replacement battery brand, the largest independent battery distribution system in North America and the country’s leading battery recycler. Under the agreements, Interstate Batteries has agreed to supply lead-acid batteries as feedstock to Aqua Metals, scaling up to more than one million automotive and other lead-acid batteries over the next year. Interstate Batteries also made a strategic investment of approximately $10.0 million into Aqua Metals. In conjunction, Aqua Metals raised additional gross proceeds of approximately $5.1 million from certain institutional and other accredited investors.

Second Quarter 2016 Financials

The Company incurred an operating loss of $2.8 million during the second quarter of 2016 compared to an operating loss of $1.1 million for the three months ended June 30, 2015.

Net loss for the second quarter of 2016 was $2.9 million, or $(0.20) per basic and diluted share, compared to a net loss of $3.0 million, or $(0.68) per basic and diluted share in the second quarter of 2015.

The Company had $26.0 million in cash and cash equivalents as of June 30, 2016, compared to $31.8 million as of December 31, 2015.

The total number of shares outstanding was 15.6 million as of June 30, 2016.

Conference Call and Webinar

Aqua Metals will host a conference call on Wednesday, August 10, 2016 at 8:30 a.m. Pacific time (11:30 a.m. Eastern time) to discuss its financial results for the second quarter ended June 30, 2016

Dr. Stephen Clarke, Chairman and Chief Executive Officer, and Thomas Murphy, Chief Financial Officer, will host the call followed by a question and answer session.

To access the call, please use the following information:

Time: 8:30 a.m. Pacific time (11:30 a.m. Eastern time)

Dial-in: 1-888-572-7033

International Dial-in: 1-719-457-2656

Passcode: 7093448

Webcast: http://public.viavid.com/index.php?id=120558

A telephone replay will be available approximately two hours after the call and will run through October 10, 2016 by dialing 1-877-870-5176 from the U.S., or 1-858-384-5517 from international locations, and entering replay pin number: 7093448.

The webcast will be available for replay for 60 days at http://public.viavid.com/index.php?id=120558 and on the investor relations section of the company's website at www.aquametals.com.

About Aqua Metals, Inc.

Aqua Metals (NASDAQ: AQMS) is reinventing lead recycling with its patent-pending AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that is fundamentally non-polluting. These modular systems are expected to allow the lead-acid battery industry to simultaneously improve environmental impact and scale production to meet rapidly growing demand. Aqua Metals is based in Alameda, California, and is building its first recycling facility in Nevada’s Tahoe Reno Industrial Complex. To learn more, please visit www.aquametals.com.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc., the lead-acid battery recycling industry, the future of lead-acid battery recycling via traditional smelters, the Company’s development of its commercial lead-acid battery recycling facilities and the quality, efficiency and profitability of the Company’s proposed lead-acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the fact that Company has not yet commenced revenue producing operations or completed its initial commercial recycling facility, thus subjecting the Company to all of the risks inherent in a pre-revenue start-up; (2) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its additional recycling facilities; (3) changes in the federal, state and foreign laws regulating the recycling of lead-acid batteries; (4) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (5) those other risks disclosed in the section “Risk Factors” included in the Annual Report on Form 10-K filed with the SEC on March 28, 2016. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Company Contact:

Aqua Metals, Inc.

Thomas Murphy

Chief Financial Officer

Main: 1-510-543-0147

www.aquametals.com

Investor Relations:

MZ North America

Greg Falesnik

Senior Vice President

Main: 949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us